EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Welcomes Ms. Pamela L. Saxton to

Board of Directors

Coeur d’Alene, Idaho – May 6, 2021 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to announce that, effective today, Ms. Pamela L. Saxton has joined its board of directors as an independent member. Ms. Saxton is an accredited accountant and recognized finance leader with more than 35 years of domestic and international experience in the mining, software, and oil and gas industries. She has been intimately involved in major financings, initial public offerings (IPO), and countless corporate transactions. During her career, Ms. Saxton has held numerous corporate executive and director positions in prominent mining companies with operations in the western US and Canada.

She served as executive vice president and chief financial officer (CFO) of Thompson Creek Metals Company, Inc. from 2008 to 2016, where she negotiated and completed over $2 billion in financings, primarily to fund the construction and development of the Mt. Milligan copper and gold mine in British Columbia.

Pam also acted as vice president of finance and chief accounting officer for J.D. Edwards & Company, the multi-national cross-industry software company. She directed the company through a successful $400 million IPO and helped pilot the company until its acquisition by PeopleSoft in 2003.

Pam’s track record is one of finance expertise, production and listing milestones, and accretive transactions. For instance, in addition to the above major executive positions, she has held vice president, controller, CFO, and director positions at companies such as: Amax Gold, Cyprus Amax Minerals, NewWest Gold, Franco-Nevada, and Pershing Gold. She is also currently a director of Aquila Resources Inc. and Bunker Hill Mining.

Timberline’s chairman of the board, Leigh Freeman, had these comments about the appointment, “We are thrilled to have Pam Saxton join us on the Timberline board. She is a leader in mining finance and accounting who brings passion and enthusiasm to the business of discovering gold and delivering growth for shareholders. It is important to note the streamlining and strengthening of our board with the addition of two new independent directors in the last 9 months, while still maintaining ownership of more than 25% of our stock at the board and officer level.”

In association with this appointment and in annual consideration of its incentive compensation plan, the Timberline board has granted 2,785,000 stock options to directors, officers, and consultants of the Company, including 200,000 stock options to Ms. Saxton in relation to her appointment. The options are granted in accordance with the Company’s stock option plan, are valid for five years and have a strike price of $0.25 per share, a premium to the closing price of the shares on May 5, 2021.

About Timberline Resources Corporation

Timberline Resources Corp. is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Timberline is focused on delivering high-grade Carlin-Type gold discoveries at its district-scale Eureka Project in Nevada. The Eureka Property includes the historic Lookout Mountain and Windfall Mines in a total property position of approximately 24 square miles (62 square kilometers). The Lookout Mountain Resource was reported in compliance with Canadian NI 43-101 in an Updated Technical Report on the Lookout Mountain Project by Mine Development Associates, Effective March 1, 2013, filed on SEDAR April 12, 2013.

Resource Category	Tonnage (million short tons)	Grade (oz/ton)	Grade (grams/tonne)	Contained Au (troy oz)
Measured	3.04	0.035	1.2	106,000
Indicated	25.90	0.016	0.6	402,000
Inferred	11.71	0.012	0.41	141,000

The Company is also operator of the Paiute Joint Venture Project with Nevada Gold Mines in the Battle Mountain District. These properties all lie on the prolific Battle Mountain-Eureka gold trend. Timberline also controls the Seven Troughs Project in northern Nevada, which is one of the state's highest-grade former gold producers. Timberline controls over 43 square miles (111 square kilometers) of mineral rights in Nevada. Detailed maps and mineral resources estimates for the Eureka Project and NI 43-101 technical reports for its projects may be viewed at http://timberlineresources.co/.

On behalf of the Board of Directors,

“Patrick Highsmith”

President and CEO

Contact:

Tel: +1-208-664-4859

E-mail:  info@timberline-resources.com

Forward-looking Statements: Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These include, but are not limited to, statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend", “growth opportunity” and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the Company's Form 10-K for the year ended September 30, 2020. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

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